Exhibit 99.1

Speedemissions, Inc. Announces Third Quarter 2017 Financial Results

ATLANTA, GA. November 13, 2017 -- Speedemissions, Inc. (OTCPK: SPMI, the “Company”), a national brand offering our customers quick and efficient emissions testing and safety inspections and the developer of Carbonga-SRI app, today announced its financial results for its third quarter ended September 30, 2017.

“The results of the third quarter represent our seventh consecutive quarter with positive EBITDA, as we work towards our goal of returning to profitability.  We continue to focus on the execution of our business plan, the pursuit of strategic growth opportunities, and the creation of equity value for our shareholders,” stated Rich Parlontieri, CEO of Speedemissions.

Select Financial Data for Quarter End September 30, 2017

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Revenue for the nine months ended September 30, 2017 decreased 4.6%, or $121,646, to $2,506,342 as compared to revenue of $2,627,988 for the nine months ended September 30, 2016. The decline in revenue is directly attributed to the lease termination and permanent closing of our Utah emission testing station in March 2017.

▪	Same store emission tests for the quarter ended September 30, 2017 decreased by 0.1% in Atlanta and increased by 1.6% in St. Louis compared to the quarter ended September 30, 2016.

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The Company reported an improvement of $145,804 in its adjusted EBITDA (a non-GAAP financial measurement) to $276,955 for the nine months ended September 30, 2017, as compared to adjusted EBITDA of $131,151 for the nine months ended September 30, 2016.

▪	Store operating expenses decreased $21,170, or 4.0%, for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016.

▪	General and Administrative expenses decreased 12.8%, or $22,998, for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016.

▪
The Company realized a net loss of ($20,317) for the quarter ended September 30, 2017, compared to a net loss of ($31,075) for the quarter ended September 30, 2016.  This decrease in net loss for the quarter was due to decreases of $21,170, $22,998 and $34,935 in store operating expenses, general and administrative expenses and interest expense, respectively, negatively impacted by a decrease of $70,972 in revenue due to the Utah store closing.

▪	Net income for the nine months ended September 30, 2017 was $139,867 as compared to a net loss of ($85,364) for the same period in 2016.

▪	Working capital deficit, as of September 30, 2017, decreased by 22% to $1,219,864 from $1,599,535 since December 31, 2016.

On October 4, 2017, the Company voluntarily filed a Form 15 with the United States Securities and Exchange Commission (the “Commission” or “SEC”) and issued a press release announcing its decision to voluntarily deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board reviewed a number of factors in making this decision, including the substantial accounting and legal costs related to the filing of periodic reports with the SEC, and the limited liquidity for the Company’s common stock.

As a result, in filing the Form 15 with the SEC, the Company will no longer be required to file certain reports under the Exchange Act.  This would include quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K.

Shareholders and investors will be unable to access or review our Form 10-Q for the third quarter ended September 30, 2017, as it was not prepared and filed.  However, previous public filings of the Company’s Form 10-Q and Form 10-K through the quarter ended June 30, 2017, including current and present Risk Factors, are available on the Speedemission, Inc. website at www.speedemissions.com or through the Commission’s Edgar database at www.sec.gov.

ABOUT SPEEDEMISSIONS, INC.
Speedemissions, Inc., based in Atlanta, Georgia, is a national brand offering our customers quick and efficient emissions testing and safety inspections as required by law. The Company is in the, Atlanta, GA. and St. Louis, MO. markets. Speedemissions intends to offer its customers quick and efficient vehicle emissions testing and repair services in convenient locations.  For more information visit: www.speedemissions.com.

ABOUT CARBONGA-SRI
Speedemissions owns and developed the CARbonga-SRI app for iPhone users. CARbonga-SRI is an app which allows any consumer to detect automotive car problems for own vehicle or when buying a used car.  CARbonga-SRI provides a quick and easy for consumers to stay on top of the safety of their vehicle. CARbonga-SRI contains vehicle information for Safety Recalls and/or Technical Service Bulletins (TSB’S) on nearly every make and model for the past 20 years. These reports are intended to keep the car owner informed about what’s really happening under the hood of their vehicle. For more information, visit: www.CARbonga.com.

FORWARD LOOKING STATEMENTS
Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions' products and services, its ability to increase  revenues in the near term to attain profitable operations and generate sufficient cash flow from operations, the effect of new competitors in its market, and the integration of acquired businesses. Other factors not currently anticipated may also materially and adversely affect Speedemissions results of operations, financial position and cash flows. There can be no assurance that future results will meet expectation. While Speedemissions believes that the forward-looking statements in this news release are reasonable, the reader should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Speedemissions does not undertake, and expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For more information:

Speedemissions, Inc.
Investor Relations
Email: ir@speedemissions.com